                                                                     EXHIBIT 2.1

                       AGREEMENT FOR PURCHASE AND SALE OF
                   CERTAIN OF THE ASSETS OF CUBIG GROUP L.L.C.

         THIS AGREEMENT (the "Agreement") is made and entered into on December 13, 1999 by and between Cam Data Systems, Inc., a Delaware corporation ("Buyer"), the Cubig Group L.L.C. a California limited liability company ("Seller"), and ___________________________________________, and __________, the
members of Seller (the "Members").

                                 R E C I T A L S

         A. Seller is currently engaged in the business of developing, marketing, distributing, licensing, selling and servicing financial and accounting software in the United States and abroad (the "Business"). Buyer desires to purchase the software and certain other assets used by Seller in the conduct of the Business, for the purpose of carrying on the same, subject to the grant of a license to Seller to continue the Business on a limited basis.

         B. The parties have previously entered into a Letter of Intent setting forth certain of the basic terms and provisions of the acquisition.

         C. The parties desire to enter into this Agreement in order to set forth the definitive terms and conditions upon which Seller shall sell to Buyer, and Buyer shall purchase from Seller, the software and certain other assets of Seller.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.1 Transfer of Certain Assets. At the "Closing", as hereinafter defined, held in accordance with Section 2.1 hereof, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller the following assets (the "Acquired Assets"):

         (a) A fully paid, fully transferable, nonterminable license in the form of EXHIBIT A hereto (the "Software License") to use, modify, license, market and distribute the financial and accounting software commonly known as "EZ Cal", and described in more detail in SCHEDULE 1.1(A) hereto, including, without limitation, such software's source code, object code, data bases, compilers, documentation, flow charts, logic diagrams, input and output forms, specifications, manuals, programmers' notes, and other related intellectual property (collectively the "Software");

         (b) Except as set forth in Sections 1.2(a) and (b) below, all patents, patent applications, registered trademarks, trademark applications, common law trademarks, registered service marks, service mark applications, common law service marks, trade names, service names, copyrights, copyright applications, know-how, processes proprietary information, trade secrets and technical data related to the Software ("Intellectual Property Rights");

         (c) The computers, computer equipment, and other property and equipment of Seller identified in SCHEDULE 1.1(c) hereto; and

         (d) All personnel records and related information regarding the employees of Seller hired by Buyer pursuant to Section 5.8 below.

         1.2 Excluded Assets. Only the assets described in Section 1.1 above are being sold to Buyer. All other assets of Seller (the "Excluded Assets") are excluded from the sale, including, without limitation, the following:

         (a) The "Cubig" name and use thereof;

         (b) The EZ Cal brand name and use thereof;

         (c) All existing license and distribution agreements related to the Software;

         (d) Accounts receivable, inventories and other general intangibles; and

         (e) Customer lists.

         1.3 Assumption of Liabilities. Buyer shall have no liability for any existing or future liabilities of Seller, including, without limitation, the following:

         (a) Any liability of Seller or any entity affiliated with Seller for any taxes, assessments, charges or fees imposed by any federal, state, municipal or other governmental authority of whatever nature or character, including, without limitation, any sales and use taxes for transactions occurring at any time, any payroll and withholding taxes related any employee or former employee of Seller for the periods of such employment, any personal property taxes to the extent attributable to the ownership of Acquired Assets prior to the Closing Date or the Excluded Assets at any time, and any franchise or income taxes incurred in connection with the transactions contemplated by this Agreement;

         (b) Any interest expense or liability of Seller;

         (c) Any obligations of any kind of Seller of any person or entity affiliated with Seller including, without limitation, trade accounts payable, current accrued liabilities, general administrative expenses, taxes, interest, corporate allocations, management fees, assessments or other expenses or liabilities;

         (d) Any duty or obligation of Seller under any warranties, maintenance or other obligations (including, without limitation, any liability or obligation with respect to updates, returns or allowances) relating to the Software, sold, licensed or distributed by Seller at any time;

         (e) Liabilities with respect to any alleged or actual injury to person or damage to property allegedly or actually resulting from the possession or use of any products manufactured, sold or distributed by Seller at any time;

         (f) Liabilities with respect to any actual or alleged employee or former employee work-related injury which occurred at any time other than following the employment of such personnel by Buyer;

         (g) Any liability under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated there-under ("ERISA")) in respect of any vested or non-vested benefits payable or to become payable thereunder;

         (h) Any liability of any kind (including, without limitation, any accrued payroll liabilities, liabilities in respect of severance and other benefits, any accrued withholding liabilities and life, medical, accident and other insurance coverage) relating to any employee or former employee of Seller;

         (i) Any duty, obligation or liability relating to any employment, retainer, agency or consulting agreement or to any director, officer, agent or employee of Seller for services entered into by or furnished to Seller or any affiliate or agent of Seller;

         (j) Any liability of Seller under any litigation, proceeding or claim of any nature by any person or entity whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing;

         (k) Liabilities or obligations under or related to any agreement, instrument or indenture to which Seller is a party or by which Seller is bound;

         (l) Liabilities of Seller under the lease of that certain office space at 424A Cloverleaf Drive, Baldwin Park, California (the "Office Space") which accrued prior to the Closing;

         (m) Liabilities or obligations related to any Excluded Assets including, without limitation, any liability, fine and/or penalty of any kind arising out of or relating to hazardous waste and/or non-compliance with federal, state or local environmental laws, regulations or ordinances ("Environmental Laws"); or

         (n) Any other liability (including, without limitation, any long-term liabilities) not specifically assumed by Buyer.

         1.4 Purchase Price. In exchange and as consideration for the Acquired Assets and in full payment for the purchase, transfer and assignment thereof, at the Closing, Buyer shall instruct its transfer agent to issue to a stock certificate representing that number of Buyer's fully paid, non-assessable shares of common stock, $.001 par value per share, which pursuant to this
Section 1.3 is deemed equal in value to Six Hundred Thousand Dollars ($600,000) (the "Purchase Price"). For purposes of calculating the Purchase Price, each share issued shall be deemed to be equal in value to the average closing price of Buyer's common stock traded on the Nasdaq Stock Market on the 14 trading day immediately prior to the Closing. The Purchase Price shall be allocated among the Acquired Assets in accordance with SCHEDULE 1.4 hereto. Each of the parties hereto agrees to report this transaction for federal tax purposes in accordance with such allocation.

         1.5 Securities Laws Issues. Buyer shall issue the shares of its common stock to be issued pursuant to Section 1.4 above (the " Shares") pursuant to an exemption from registration under Section 4(2)
and/or Regulation D promulgated under the Securities Act of 1933 (the "1933 Act") and applicable state exemptions. Following the Closing, Buyer will file a registration statement with the Securities and Exchange Commission ("SEC") on Form S-3 in accordance with Section 7.3 below to register the Shares for resale.

                                   ARTICLE II
                                     CLOSING

         2.1 Closing Date. The consummation of the purchase and sale of all of the Assets (the "Closing") shall be held on the next business day following the date on which all of the conditions to the respective obligations to the parties have been fully satisfied or effectively waived (the "Closing Date"), effective as of the opening of business on such date, at the offices of Haddan & Zepfel LLP, 4675 MacArthur Court, Suite 710, Newport Beach, California, or at such other place, date or time, as the parties hereto shall agree upon. If the Closing does not occur on or before December 15, 1999, each party hereto shall pay all of its own costs and expenses, and no party hereto shall thereafter have any further obligation to the other hereunder; provided, however, that no such termination shall constitute a waiver by either Buyer or Seller who are not in default of any of its respective representations, warranties, covenants or obligations hereunder, of any rights or remedies it might have at law or in equity if the other or Seller's Members are in default of any of its respective representations, warranties or covenants under this Agreement.

         2.2 Transfer of Title and Possession of the Assets. Title to and possession of the Assets shall be transferred to Buyer on the Closing Date, and shall be effectuated by execution and delivery by Seller, and receipt and acceptance by Buyer, of a Bill of Sale and Intellectual Property Transfer Instrument substantially in the forms attached hereto as EXHIBITS B AND C, respectively, and the other documents of transfer and conveyance referred to in
Section 6.3 hereof.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

         Except as modified by the SELLER'S DISCLOSURE SCHEDULE delivered by Seller to Buyer, Seller and its Members jointly and severally represent and warrant to Buyer as follows:

         3.1 Organization and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. The Articles of Organization as amended to date, certified by the Secretary of State of California, the Operating Agreement of Seller as amended to date, and the approvals of Seller's Members and managers authorizing the execution, delivery and performance of this Agreement, all certified by the managers of Seller, which have previously been provided to Buyer by Seller, are true and complete copies thereof as currently in effect.

         3.2 Authorization. Seller has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments contemplated hereby, to sell, transfer and convey the Acquired Assets to Buyer, and to perform all of its obligations hereunder. This Agreement, and each and every other agreement, document and instrument to be executed by Seller in connection herewith, has been effectively authorized by all necessary action on the part of the Seller, including without limitation the approvals of Seller's Members and managers, which authorizations remain in full force and effect, have been duly executed and delivered by Seller, and no other authorizations or proceedings on the part of Seller, or otherwise, are required to authorize this Agreement and/or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable with respect to Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies.

         3.3 Compliance with Other Agreements. Neither the execution and delivery of this Agreement, nor the consummation by Seller of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach of, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which Seller is a party or by which any of the Acquired Assets may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to Seller or any of the Acquired Assets.

         3.4 No Approvals or Consents. No authorization, consent or approval of any public body or authority was or is necessary for the consummation by the Seller of the transactions contemplated by this Agreement.

         3.5 Absence of Undisclosed Liabilities; No Adverse Changes. Except as to matters arising in the ordinary course of its business, (a) Seller has no liability or obligation (whether accrued, to become due, contingent or otherwise) which individually or in the aggregate could have a materially adverse effect on the business, assets, condition (financial or otherwise) or prospects of Seller, and (b) there has been no materially adverse change in the condition (financial or otherwise) of Seller or in its assets, liabilities, properties, business, operations or prospects.

         3.6 Title to the Assets. Seller has, and will deliver to Buyer at the Closing, good and marketable title to all of the Acquired Assets, free and clear of all title defects, mortgages, pledges, security interests conditional sales agreements, liens, restrictions or encumbrances whatsoever.

         3.7 Assets Necessary for Conduct of Business. The Acquired Assets are all that is necessary to enable Buyer to conduct the Business. Seller has not retained any assets which would be necessary for Buyer to conduct the Business.

         3.8 Software.

         (a) Seller is the sole and exclusive owner of the Software. All employees, programmers, independent contractors and consultants engaged by Seller or any predecessor that have worked on the development of the Software have assigned to the Seller all of their right, title and interest in and to the work or works produced by them including, without limitation, all copyright and other intellectual property rights therein.

         (b) The programs which are a part of the Software perform in accordance with the documentation and all technical and other written materials provided by Seller to any user of the Software.

         (c) SELLER'S DISCLOSURE SCHEDULE sets forth a true and complete list of all databases, compilers and other items of the Software which Seller does not own ("Third Party Properties"). Seller has a fully paid up right (by license or otherwise) to use such items in connection with the sale, distribution or licensing of the Software. Such right cannot be canceled and is being transferred in full to Buyer hereunder. Seller has delivered to Buyer true and correct copies of all agreements allowing it to use Third Party Properties in connection with the Software.

         (d) SCHEDULE 3.8(d) hereto sets forth a list of all current users of the Software. Seller has provided Buyer with copies of each of the license or other agreements pursuant to which such parties use the Software. The rights of such users in the Software will not conflict with Buyer's subsequent marketing, sale or licensing of the Software to additional parties.

         (e) The Software does not infringe, violate or misappropriate any patent, trademark, trade secret, copyright, software or other intellectual property rights of any third party. Neither Seller nor any of its Members are aware of any third party infringing on Seller's rights in the Software.

         3.9 Intellectual Property.

         (a) SCHEDULE 3.9(a) hereto sets forth an accurate and complete list of all of the Intellectual Property Rights, identifying with respect to such rights
(1) all patent and patentable applications owned by Seller or any related party, including the country of filing, filing number, date of issue, expiration date and title, (2) all registered trademarks and trademark applications, including country of filing, filing number, date of issue and expiration date, (3) all common law trademarks, service marks, trade names, copyrights, computer software and trade secrets, and (4) all license agreements pursuant to which Seller acquired rights to any Intellectual Property Right and all agreements, oral or written, pursuant to which Seller is obligated to pay royalties to third parties with respect to such property. Complete and accurate copies of all agreements referred to in subsections (4) have been provided to Buyer. There are no other Intellectual Property Rights, necessary or needed to permit Buyer to own the Software or conduct the Business. The entire right, title and interest in the Intellectual Property Rights reside in Seller, there are no actual or claimed infringements, violations or misappropriations existing by any third party with respect to the Intellectual Property Rights all Intellectual Property Rights are valid and enforceable.

         (b) The use of the Intellectual Property Rights in the Business does not infringe, violate or misappropriate any patent, trademark, trade secret, copyright or other intellectual property rights of any third party or entity. Neither Seller nor any of its Members is not aware that any third party is infringing any Intellectual Property Rights.

         (c) No licenses, sub-licenses or other agreements relating to the Intellectual Property Rights, exist which would limit or restrict the rights of Buyer to operate the Business, or which grant to a third party any rights in any of the Intellectual Property Rights.

         (d) All trademarks, service marks, trade names and related applications and registrations thereof and all copyrights and registrations thereof (collectively the "Trademarks and Copyrights") are valid and enforceable, Seller has the exclusive right to use the Trademarks and Copyrights in connection with the Business and there are no oppositions, cancellations or governmental, arbitral or other proceedings currently pending or threatened that protest the rights of Seller to use and/or register the Trademarks and Copyrights. Seller has not, by act or failure to act, including without limitation, by failure to attach any required notice, transferred any rights to the Intellectual Property Rights into the public domain.

         (e) Seller is not making use of any patentable or unpatentable invention or any confidential information in the Business in which any present or past employee of Seller has or has claimed an interest, and neither Seller nor any of its Members is aware of facts that could reasonably be expected to give rise to such a claim. There has been no assertion against Seller, and neither Seller nor any of its Members has knowledge of the assertion against any of Seller's managers of any conflicting rights to any of the Intellectual Property Rights. No employee has failed or refused to assign his or her rights to the Intellectual Property Rights to Seller and no third party retains any rights to the Intellectual Property Rights transferred hereby.

         (f) Seller has provided to Buyer documentation relating to all its trade secrets, including processes, know-how, computer programs and routines and other technical data used or usable in the Business or in the operation of the Software (collectively, the "trade secrets") that is current, accurate, and sufficient in detail and content to identify and explain such trade secrets, and to allow their full and proper use by Buyer without reliance on the special knowledge or memory of others, other than the employees of Buyer. Seller is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of Seller's employees, consultants and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these trade secrets, or who have knowledge of or access to information relating to them, have been put on notice that these secrets are proprietary to Seller and are not to be divulged or misused. To the best knowledge of Seller, these trade secrets have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

         3.10 Confidentiality. Seller has taken all reasonable measure to protect the confidential and proprietary nature of the Software and Intellectual Property Rights. All employees, agents, consultants, distributors, independent contractors, and licensees of Seller have been put on written notice of the confidential and proprietary nature of the Software and Intellectual Property Rights and have been required to enter into a written agreement (which in the case of licensee's may be the license agreement) acknowledging the confidential nature of and agreeing not to disclose or use the Software and Intellectual Property Rights other than as permitted by such agreement ("Confidentiality Agreements"). No Confidentiality Agreement permits the disclosure of any information which is protected by law as a trade secret or proprietary information. Each Confidentiality Agreement is in full force and effect, constitutes a legal, valid and binding obligation on each party thereto, and is enforceable in accordance with its terms. Seller has not disclosed or otherwise provided access to any part of the source code for the Software other than to parties listed on SCHEDULE 3.10 hereto, each of whom has entered into a Confidentiality Agreement. Neither Seller nor any of its Members are aware of any third party being in breach of, or default under, any Confidentiality Agreement relating to the Software or Intellectual Property Rights.

         3.11 Employees. SCHEDULE 3.11 hereto sets forth the names of each computer programmer currently employed by Seller, together with their current compensation, including benefits. Seller does not have any employment contracts or arrangements or consulting agreements currently in effect. Seller is in compliance with all applicable state, federal, county and local laws, regulations, rules and ordinances relating to the employment of labor, including those relating to wages, hours, collective bargaining, affirmative action and the payment and withholding of any taxes. Seller has withheld all amounts required by law or agreement to be withheld from the wages and salaries of its employees and is not liable for any arrears of any taxes or penalties for failure to comply with the foregoing.

         3.12 Office Lease. Seller has delivered to Buyer a true and correct copy of the lease of the Office Space (the "Office Lease"), which is in full force and effect. Seller has the right to sublease the Office Space to Buyer on a month-to-month basis and has obtained the landlord's consent to such sublease, if required. Seller has duly performed all of its obligations under the Office Lease in a timely manner and will continue to do so through the Closing; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller, (or to the best of Seller's knowledge and that of its Members, any other party thereto) has occurred or as a result of this Agreement or its performance will occur. Consummation of the transactions contemplated by this Agreement will not ( and will not give any party a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of, Seller under the Office Lease. There are no disputes, oral agreements, or forbearance programs in effect as to the Office Lease.

         3.13 No Product Liability Claims. No liability claims concerning the operation of the Software have been asserted or threatened against Seller and there is no basis known to Seller or its Members for any such claim.

         3.14 Tax Matters. Seller has, since its inception, duly filed all federal, state, county and local tax returns required to have been filed by it in those jurisdictions where the nature or conduct of its business requires such filing and where the failure to so file would be materially adverse to Seller. All federal, state, county and local taxes, including but not limited to those taxes due with respect to Seller's properties, income, gross receipts, excise, occupation, franchise, permit, licenses, sales, payroll, and inventory due and payable as of the date hereof by Seller have been paid.

         3.15 No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or threatened against or affecting Seller (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the Members or managers of Seller in connection with the business, operations or affairs of Seller, which might result in any material adverse change in the Business, or which question or challenge the sale of the Acquired Assets by Seller to Buyer.

         3.16 Compliance with Laws. Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as presently conducted, has complied with all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it, with respect to any part of the conduct of its business and corporate affairs, where the failure to so comply might have consequences that could materially adversely affect Seller's condition (financial or otherwise), business, assets, properties or prospects.

         3.17 Environmental Matters. Seller does not, and does not suffer or permit anyone else to, generate, use, transport, store, release or dispose of any hazardous substance in violation of any law, regulation, rule or administrative ordinance. There is no generation, use, transportation, treatment, storage, release or disposal of any hazardous substance in connection with the business of Seller or the use of any property or facility of Seller, or any nearby or adjacent properties which might reasonably be expected to create liability or require reporting or notification of any governmental agency or regulatory body. No notice or warning from any governmental agency, regulatory body or other entity has been given or issued to Seller which has not been cured by compliance with respect to any failure or alleged failure by Seller to comply with any law, regulation, rule or administrative ordinance, nor is any such notice or warning proposed or threatened.

         3.18 Disclosure. All facts material to the Acquired Assets and Business have been disclosed herein, including the exhibits and schedules hereto. Seller and its Members know of no facts or circumstances that would adversely affect the carrying on by Buyer of the Business as it is presently conducted. No representation or warranty by Seller or its Members contained in this Agreement and no statement contained in any certificate, schedule, list or other writing furnished or to be furnished to Buyer contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statement therein not misleading.

         3.19 No Brokers. Seller is not obligated for the payment of any fees, commissions or expenses of any agent, broker, finder, or investment or commercial banker, or other party in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, except for Global Capital Markets, Inc. as to which Seller shall have full responsibility and Buyer shall have no liability.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set modified by the BUYER'S DISCLOSURE SCHEDULE, delivered by Buyer to Seller, Buyer represents and warrants to Seller as follows:

         4.1 Organization and Authorization. Buyer is a corporation duly organized under the laws of the State of Delaware, with full power, corporate or otherwise, legal capacity and authority to enter into and perform its obligations under this Agreement, and to execute and deliver all attendant documents and instruments and to consummate the transactions herein contemplated, including all attendant acts. The execution and delivery of the this Agreement, and the consummation by Buyer of the transactions contemplated hereby, are not in conflict with its Certificate of Incorporation or Bylaws, and are authorized by the resolutions of the directors of Buyer. No other proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding act of Buyer and is enforceable with respect to Buyer in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority, or other laws relating to or affecting generally the enforcement of creditors rights or by laws affecting generally the availability of equitable remedies. Neither the execution and delivery by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement, nor compliance by Buyer with any of the provisions thereof or hereof, will (i) conflict with or result in a breach or violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (including, without limitation, the Articles of Incorporation) to which Buyer is a party or by which it is bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

         4.2 Consents. Except for the filing with the SEC of Form D, if so elected by Buyer, the filing of a registration statement with the SEC on Form S-3 as contemplated by Section 7.4 below, the filing of applicable notices with state blue sky securities administrators, and such filings as may be required by the Nasdaq Stock Market with respect to the Shares, no governmental consents, approvals or authorizations, and no consents or approvals by any third party, were or are required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.3 Validity of Shares. The Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances, except for applicable securities laws restrictions on transfer, including those imposed by Regulation D of Section 4(2) of the 1933 Act and Rule 144 promulgated thereunder, and under applicable state securities laws.

         4.4 SEC Filings. Buyer has made available to Seller copies of the following reports filed with the SEC: (a) its annual report on Form 10-K for the fiscal year ended September 30, 1998, (b) all quarterly reports on Form 10-Q for periods after September 30, 1998 and prior to the date of this Agreement, (c) all reports on Form 8-K, if any, for the same period, and (d) all amendments and supplements, if any, to such reports (collectively "Buyer's SEC Reports"). As of their respective filing dates, Buyer's SEC Reports complied as to form in all material respects with the requirements of the 1933 Act or the Securities and Exchange Act of 1934 (the "1934 Act") as applicable. Buyer's SEC Reports, this Agreement, Buyer's exhibits and schedules hereto, and any certificates or documents to be delivered to Seller by Buyer pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading in any material respect.

         4.5 No Material Adverse Change. Since the date of Buyer's Report on Form 10-Q for its fiscal quarter ended June 30, 1999, there has been no material adverse change in the business, operations or financial condition of Buyer.

         4.6 No Brokers. Buyer is not obligated for the payment of any fees, commissions or expenses of any agent, broker, finder, or investment or commercial banker, or other party in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement.

                                    ARTICLE V
                   OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING

         The parties hereby agree that between the date hereof and the Closing:

         5.1 Access to Properties and Records.

         (a) Seller shall provide Buyer and its authorized representatives full access, during reasonable business hours, in such a manner as not unduly to disrupt normal business activities, to any and all of the premises, properties, contracts, books, records and affairs of Seller, and the officers of Seller shall furnish any and all data and information pertaining to the business of Seller which Buyer or its authorized representatives may from time to time reasonably require.

         (b) Unless and until the transactions contemplated by this Agreement have been consummated, each party hereto and their respective representatives shall hold in confidence all information so obtained and if the transactions contemplated hereby are not consummated will return all documents hereinabove referred to and obtained from the other party. Such obligation of confidentiality shall not extend to any information which as shown to have been previously (i) known to the party receiving it, (ii) generally known to others engaged in the trade or business of the party disclosing such information, (iii) part of public knowledge or literature, or (iv) lawfully received from a third party.

         5.2 Existence, Rights and Franchises. Seller shall take and cause to be taken all necessary actions to cause Seller to maintain in full force and effect its existence as a California limited liability company, or its rights, franchises, customers and good standing. No change shall be made in the Articles of Organization or Operating Agreement of Seller.

         5.3 Insurance. Seller shall take all necessary actions to maintain in force all of its existing insurance policies, subject only to variations in amounts required by the ordinary operation of its business.

         5.4 Conduct of Business in the Ordinary Course. Seller shall not permit to be done any act which would result in the breach of any of the covenants of Seller contained herein or which would cause the representations and warranties of the Seller contained herein to become untrue or inaccurate as of any date subsequent to the date hereof. Without limiting the generality of the foregoing, Seller shall take all necessary actions to (i) operate its business diligently in the ordinary course of business as an ongoing concern, and to preserve intact Seller's organization and operations at current levels, to retain the services of Seller's present employees, and to preserve Seller's relationships with its suppliers and customers and others having business relationships with Seller;
(ii) maintain in the ordinary course of business all of the Acquired Assets which are in such condition as of the date hereof; (iii) refrain from selling, transferring or leasing (except software licenses entered into in the ordinary course of business) any of the Acquired Assets, or from mortgaging, pledging, or subjecting to any lien, charge, security interest or encumbrance of any kind any of the Acquired Assets; (iv) maintain the books, accounts and records of Seller in the usual, regular and ordinary manner, on a basis consistent with past practice in recent periods; (v) refrain from entering from modifying, amending, canceling or terminating any contracts, agreements, leases or other commitments presently in force, except as expressly contemplated by this Agreement, without the prior approval of Buyer; and (vi) refrain from paying any bonus to any employee or increasing any employee's compensation or benefits.

         5.5 Consents. Each of the parties shall use its best efforts to obtain any and all necessary permits, approvals, qualifications, consents or authorizations from third parties and governmental authorities which are required to be obtained prior to the Closing and shall use its best efforts to make or complete all filings, proceedings and waiting periods required to be made or completed prior to the Closing.

         5.6 Risk of Loss. In the event that all or a material part of the Acquired Assets are destroyed or substantially damaged prior to the Closing, or are taken by eminent domain by any governmental entity, Buyer shall be entitled to elect within five (5) days of notice thereof to terminate this Agreement, in which case all parties hereto shall pay their own expenses. In the event that Buyer elects not to terminate this Agreement as provided immediately above, Buyer shall have a period of fifteen (15) days within which to obtain the agreement of Seller as to an appropriate adjustment to the Purchase Price for the Acquired Assets, at the end of which period this Agreement shall terminate if such further agreement has not been reached, and all parties shall pay their own expenses.

         5.7 Compliance With Bulk Sales Law. At the time of the Closing Seller shall have complied with and assisted Buyer in complying with any and all applicable state law provisions, including notice to creditor provisions, with respect to bulk transfers of assets. Nothing in this Section 5.7 shall estop or prevent Buyer from asserting as a bar or defense to any action or proceeding brought under any bulk transfer law that such law is not applicable to the sale of Assets contemplated by this Agreement.

         5.8 Hiring of Seller's Employees. Seller shall terminate all employees listed on SCHEDULE 5.8 hereto ("Terminated Employees") effective as of the Closing Date, and shall pay all wages, withholding, social security and other taxes, unemployment and disability compensation contributions, vacation, sick leave and other benefits accrued to the Closing Date. Seller shall assist Buyer in hiring all of the Terminated Employees on the Closing Date on such terms and conditions of employment as determined by Buyer ("Rehired Employees").

                                   ARTICLE VI
                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

         The respective obligations of the parties hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

         6.1 Regulatory Approvals. There shall have been obtained any and all permits, approvals and qualifications of, and there shall have been made or completed all filings, proceedings and waiting periods, required by any governmental body, agency or regulatory authority which, in the reasonable opinion of counsel to Buyer, are required for the consummation of the transactions contemplated hereby.

         6.2 No Action or Proceeding. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

         6.3 Obligations of Buyer. The obligation of Buyer hereunder to consummate the transactions contemplated by this Agreement are expressly subject to the satisfaction of each of the further conditions set forth below, any or all of which may be waived by Buyer in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any other condition or of any of its rights or remedies, at law or in equity, if Seller or its Members shall be in default or breach of any of its representations, warranties or covenants hereunder:

         (a) Seller shall have performed the agreements and covenants required to be performed by Seller under this Agreement prior to the Closing, there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Seller since the date hereof, and the representations and warranties of the Seller contained herein shall, except as contemplated or permitted by this Agreement or as qualified in writing dated as of the date of the Closing delivered by the Seller to Buyer with the approval of Buyer indicated thereon, be true in all material respects on and as of the Closing Date as if made on and as of such date, and Buyer shall have received certificates, dated as of the Closing Date, signed by the chief executive and financial officers of Seller, reasonably satisfactory to Buyer and its counsel, to such effect.

         (b) Buyer shall have received a certificate of from Seller's Members to the effect that, except as may be disclosed in this Agreement, any schedules or exhibits hereto, or in an attachment to such certificate, (i) the Members have no knowledge of any obligation or liability, or other fact, which has not been disclosed to Buyer which may reasonably be expected to materially and adversely affect the business, assets, liabilities, properties or condition (financial or otherwise) of Buyer with respect to the ownership, use and operation of the Assets following the Closing, and (ii) the Members will indemnify and hold Buyer harmless from and against any loss, cost or expense incurred by Buyer as a consequence of any such obligation, liability or other fact of which the Members had knowledge but which was not disclosed to Buyer prior to the Closing.

         (c) Pursuant to Section 7.1 below, Seller shall have executed and delivered, effective as of the Closing, a month-to-month sublease of the Office Space accompanied by the landlord's consent to such sublease, each in form and substance reasonably satisfactory to Buyer and its counsel.

         (d) Seller shall have executed and delivered, effective as of the Closing, the Bill of Sale and Intellectual Property Transfer Instrument and such other deeds, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance as shall be necessary or desirable, in the reasonable opinion of Buyer's counsel, to transfer unencumbered and absolute ownership of the Acquired Assets to Buyer.

         (e) Those Terminated Employees which Buyer wishes to hire shall have accepted offers of employment from Buyer on terms acceptable to Buyer.

         (f) At the Closing, Seller shall deliver to Buyer the personnel files and records of the Rehired Employees.

         (g) No event shall have occurred which has or could reasonably be expected to have a material adverse effect on the Business or the Software.

         (h) Buyer shall have completed its due diligence investigation of Seller and be satisfied with the results of such investigation.

         6.4 Obligations of Seller. The obligation of Seller hereunder to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction of each of the further conditions set forth below, any or all of which may be waived by Seller in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any other condition or of any of its rights or remedies, at law or in equity, if Buyer shall be in default or breach of any of its representations, warranties or covenants under this Agreement:

         (a) Buyer shall have performed the agreements and covenants required to be performed by Buyer under this Agreement prior to the Closing, there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Buyer since the date hereof, and the representations and warranties of Buyer contained herein shall, except as contemplated or permitted by this Agreement or as qualified in a writing dated as of the date of the Closing delivered by the Buyer to Seller with the approval of the Seller indicated thereon, be true in all material respects on and as of the date of Closing as if made on and as of such date, and Seller shall have received a certificate, dated as of the date of Closing, signed by the chief executive and financial officers of Buyer, reasonably satisfactory to Seller and its counsel, to such effect.

                                   ARTICLE VII
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         7.1 Office Space. Seller will sublease the Office Space to Buyer on a month-to-month basis until Buyer has relocated the Rehired Employees to another facility. The rent under the sublease will be the same as under Seller's lease of the office space.

         7.2 Noncompetition & Non Solicitation.

         (a) Except as expressly permitted by the Software License, Seller and each of its Members agrees that for a period of five (5) years from the date of the Closing, they shall not compete with or in the Business in the geographic markets served by Buyer anywhere in the United States in which the Software has been marketed or the Business has otherwise been carried on prior to the Closing. In the event that any provision of this section is more restrictive than permitted by the law of the jurisdiction in which Buyer seeks enforcement thereof, the provisions of this section shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any provision of this section is not specifically enforceable, the parties intend that the Buyer shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

         (b) For a period of five (5) years following the Closing, Seller will not hire any of the Rehired Employees, nor will Seller directly or indirectly induce or encourage or suggest to any Rehired

Employee that they leave Buyer's employment to accept any offer of employment or position elsewhere. 7.3 Registration Rights.

         (a) Definitions. For the purposes of this Section 7.3 the following terms have the meanings indicated:

             (i) "Registration" refers to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous basis, if applicable, and the declaration or ordering of effectiveness of such Registration Statement by the SEC

             (ii) "Registrable Securities" means (i) the Shares, and (ii) any shares of capital stock issued or issuable, from time to time (with any adjustments), as a distribution on or in exchange for or otherwise with respect to the Shares.

             (iii) "Registration Statement" means one or more registration statements of Buyer under the 1933 Act registering all of the Registrable Securities.

         (b) Registration.

         (i) Buyer shall use its best efforts to file with the SEC , within 120 days after the after completion of the Closing, a Registration Statement on Form S-3 (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a registration of the issuance and/or the resale of all of the Registrable Securities) covering the resale of the Registrable Securities. Buyer shall use its best efforts to have the Registration Statement declared effective as soon as possible. Buyer shall keep the Registration Statement effective pursuant to Rule 415 under the 1933 Act at all times until such date as is the earlier of (i) the date on which all of the Registrable Securities have been sold and (ii) the date on which all of the Registrable Securities (in the reasonable opinion of counsel to the Company) may be immediately sold to the public without registration or restriction pursuant to Rule 144(k) under the 1933 Act (the "Registration Period"). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein and all documents incorporated by reference therein) (i) shall comply in all material respects with the requirements of the 1933 Act and the rules and regulations of the SEC promulgated thereunder and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. The financial statements of Buyer included in the Registration Statement or incorporated by reference therein will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto. Such financial statements will be prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed on summary statements and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to immaterial year-end adjustments).

         (ii) Buyer shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Buyer covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement.

         (iii) Buyer shall furnish to the furnish to Seller such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

         (iv) As promptly as practicable after becoming aware of such event, Buyer shall notify Seller of the happening of any event, of which Buyer has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Seller as it may reasonably request.

         (v) Buyer shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, and, if such an order is issued, to obtain the withdrawal of such order at the earliest practicable moment (including in each case by amending or supplementing the Registration Statement) and to notify Seller of the issuance of such order and the resolution thereof (and if such Registration Statement is supplemented or amended, deliver such number of copies of such supplement or amendment to Seller as it may reasonably request).

         (vi) Buyer shall use its best efforts to promptly cause all the Registrable Securities covered by the Registration Statement to be listed on the Nasdaq Stock Market.

         (c) Obligations of Seller.

         In connection with the registration of the Registrable Securities, Seller shall have the following obligations:

             (i) It shall be a condition precedent to the obligations of Buyer to complete the registration pursuant to this Agreement with respect to the Registrable Securities that Seller shall furnish to Buyer such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as Buyer may reasonably request.

             (ii) Seller shall cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of the Registration Statement hereunder.

             (iii) Seller agree that, upon receipt of any notice from Buyer of the happening of any event of the kind described in Section 7.3(b)(v)or (vi), it will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.3(b)(v) or (vi) and, if so directed by Buyer, shall deliver to Buyer (at the expense of Buyer) or destroy (and deliver to Buyer a certificate of destruction) all copies in Seller's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

         (d) Expenses of Registration. All reasonable expenses incurred by Buyer or Seller in connection with registrations, filings or qualifications pursuant to Section 7.3(b) above, including all registration, listing and qualifications fees, printers and accounting fees, but excluding underwriting discounts, commissions and fees and expense of legal counsel to Seller, shall be borne by Buyer.

         (e) Indemnification.

         In the event any Registrable Securities are included in a Registration Statement under this Agreement:

             (i) To the extent permitted by law, Buyer will indemnify, hold harmless and defend (a) Seller who holds such Registrable Securities, and (b) the directors, officers, partners, members, employees and agents of the Holder and each person who controls Seller within the meaning of Section 15 of the 1933 Actor Section 20 of the 1934 Act, if any, (each, an "Indemnified Person"), against any joint or several losses, claims, damages, liabilities or expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, "Claims") to which any of them may become subject insofar as such Claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if Buyer files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by Buyer of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations"). Buyer shall reimburse Seller and each other Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees (for a single counsel for all such parties) or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this
Section 6(a): (i) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Buyer by such Indemnified Person expressly for use in the Registration Statement or any such amendment thereof or supplement thereto;
(ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Buyer, which consent shall not be unreasonably withheld; and (iii) with respect to any preliminary prospectus, shall not inure to the benefit of any

Indemnified Person if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, if such corrected prospectus was timely made available by Buyer, and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a Violation and such Indemnified Person, notwithstanding such advice, used it.

             (ii) In connection with the Registration Statement, Seller agree to indemnify, hold harmless and defend, to the same extent and in the same manner set forth in Section the preceding paragraph, Buyer, each of its directors, each of its officers who signs the Registration Statement, its employees, agents and each person, if any, who controls Buyer within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act, and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder or underwriter within the meaning of the 1933 Act or the 1934 Act (collectively and together with an Indemnified Person, an "Indemnified Party"), against any Claim to which any of them may become subject, under the Securities Act, the 1934 Actor otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to Buyer by Seller expressly for use in connection with such Registration Statement; and subject to
Section 7.3(e)(iii) Seller will reimburse any legal or other expenses (promptly as such expenses are incurred and are due and payable) reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 7.3(e)(ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, further, however, that Seller shall be liable under this Agreement for only that amount as does not exceed the net proceeds actually received by the Investor as a result of the sale of Registrable Securities pursuant to the Registration Statement. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this
Section 7.3(e)(ii) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, and the Indemnified Party failed to utilize such corrected prospectus.

             (iii) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 7.3(e) of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to made against any indemnifying party under this Section 7.3(e) deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that such indemnifying party shall not be entitled to assume such defense and an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action include both the Indemnified Person or the

Indemnified Party and the indemnifying party and any such Indemnified Person or Indemnified Party reasonably determines that there may be legal defenses available to such Indemnified Person or Indemnified Party which are in conflict with those available to such indemnifying party. The indemnifying party shall pay for only one separate legal counsel for the Indemnified Persons or the Indemnified Parties, as applicable, if Seller is entitled to indemnification hereunder, or by Buyer, if Buyer is entitled to indemnification hereunder, as applicable. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

         (f) Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 7.3(e) to the fullest extent permitted by law; provided, however, that (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 7.3(e), (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (iii) contribution (together with any indemnification or other obligations under this Section 7.3 by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

         7.4 Taxes and Expenses.

         (a) Except as otherwise expressly provided in (b) immediately below, each of Seller, on the one hand, and Buyer on the other hand, shall each pay all of their own respective taxes, attorneys' fees and other costs and expenses payable in connection with or as a result of the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained in this Agreement respectively to be performed or observed by each of them.

         (b) Seller shall pay all income taxes if any, which become due on account of the sale and transfer of the Assets to Buyer, and Buyer shall pay all use taxes, if any, which become due on account of the sale and transfer of the Assets to Buyer, each party reserving the right to contest any assessment of taxes as a consequence of the sale and transfer of the Assets to Buyer.

         (c) Real and personal property taxes and assessments shall be pro-rated between Seller and Buyer based on a 30-day month and a 360 day year as of the Closing Date, based upon the latest available tax information.

         7.5 Survival of Representations and Warranties. The representations and warranties of the parties contained herein and in any other document or instrument delivered by or on behalf of either of the parties hereto shall survive the Closing and any investigations made by or on behalf of either party made prior to the Closing.

         7.6 Indemnification. Seller and its Members hereby agree to jointly and severally indemnify and hold Buyer harmless with respect to (a) any and all claims, losses, damages, obligations, liabilities and expenses, including without limitation reasonable legal and other costs and expenses of investigating and defending any actions or threatened actions, which Buyer may incur or suffer following the Closing by reason of any breach of any of the representations, warranties or agreements of Seller or its Members contained herein, or (b) any obligations or liabilities of Seller or its Members to any third party which are asserted against Buyer, including, without limitation, accounts payable, taxes, judgments, liens, encumbrances, and claims arising out of Seller's licensing or distribution of the Software prior to or following the Closing. Seller and its Members shall reimburse Buyer for all costs and expenses for which Buyer is entitled to be indemnified as the same are incurred by Buyer.

         7.7 Preservation of Seller's Existence. Seller will not take any action to commence voluntary bankruptcy proceedings, or take or permit to be taken any action incident to the dissolution and/or liquidation of Seller for a period of not less than two (2) years from and after the Closing Date. During such two-year period, Seller shall cause to be paid any and all debts, obligations and liabilities of Seller existing at, or incurred following the Closing Date, other than obligations under the Office Lease that accrue following the Closing Date.

         7.8 Prorations. Any and all payments, costs, charges, fees and expenses connected with or incurred in the operation of the business, including but not limited to any taxes, utilities, rents, and other payments under any lease or contract, shall be prorated between the parties as of the close of business on the date immediately preceding the Closing. Each of Seller and Buyer shall bear their pro rata share of such costs and expenses.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Other Documents. Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.

         8.2 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs, personal representatives, successors and assigns of the Seller and of Buyer, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

         8.3 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

         8.4 Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or three days after mailing if mailed, first class postage prepaid, to the parties as follows:

             (a) If to Seller,                 Alan Sheen

                                               Cubig Group L.L.C.
                                               424A Cloverleaf Ave
                                               Baldwin Park, CA 91706

             (b) If to Buyer, to:              Geoffrey D. Knapp
                                               Cam Data Systems, Inc.
                                               17520 Newhope Street
                                               Fountain Valley, CA 92708

Any party hereto may change its address by written notice to the other party given in accordance with this Section 8.4.

         8.5 Entire Agreement. This Agreement and the exhibits attached hereto contains the entire agreement between the parties and supersede all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by both the Seller and Buyer.

         8.6 Headings. The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

         8.7 Attorneys' Fees. In the event of any litigation between the Seller and Buyer, the non-prevailing party shall pay the reasonable expenses, including the attorneys' fees, of the prevailing party in connection therewith.

         8.8 Exhibits and Schedules. The terms of all exhibits and schedules attached hereto or referenced hereby are incorporated herein.

         8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.


         "Seller"                                      "Buyer"
         Cubig Group, L.L.C.                           Cam Data Systems, Inc.


         By: /s/ Alan Sheen                          By: /s/ Geoffrey D. Knapp
             ---------------------------                 -----------------------
             Alan Sheen                                  Geoffrey D. Knapp
             Chief Executive Officer                     Chief Executive Officer

                         List of Exhibits and Schedules


Exhibit A - Software License

Exhibit B - Bill of Sale

Exhibit C - Intellectual Property Transfer Instrument

Schedule 1.1 - Description of Software & Other Acquired Assets

Schedule 1.4 - Purchase Price Allocation

Schedule 3.8 - Current Software Licensees

Schedule 3.9 - Intellectual Property Rights

Schedule 3.10 - Parties with Access to Source Code

Schedule 3.11 - Employees

Schedule 5.8 - Terminated Employees